Exhibit 99.1

Indivior Announces Inclusion in the U.S. Russell 2000® and 3000® Indexes

Richmond, VA, June 30, 2025 – Indivior PLC (Nasdaq / LSE: INDV) will be added as a member of the U.S. small-cap Russell 2000® Index, effective after the U.S. market opens today as part of the 2025 Russell indexes reconstitution. The annual reconstitution of the Russell U.S. indexes captures the 4,000 largest U.S. stocks as of April 30, ranking them by total market capitalization. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. The stock also was automatically added to the appropriate growth and value indexes.

“Indivior’s inclusion in the U.S. Russell indexes further aligns our capital markets presence with our growing U.S. business profile. In 2024, 85% of our net revenue was generated in the U.S. predominately from SUBLOCADE®, our first-in-class, long-acting injectable medication for the treatment of opioid use disorder. We are committed to building our U.S. presence and increasing value for our stakeholders,” said Joe Ciaffoni, Chief Executive Officer of Indivior.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2024, about $10.6 trillion in assets are benchmarked against the U.S. Russell indexes, which belong to FTSE Russell, the global index provider.

For more information on the Russell 2000® and 3000® indexes and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Indivior:
Indivior is a global pharmaceutical company working to help change patients' lives by developing medicines to treat opioid use disorder (OUD). Our vision is that all patients around the world will have access to evidence-based treatment for OUD and we are dedicated to transforming OUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

About FTSE Russell:
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $18.1 trillion is benchmarked to FTSE Russell indexes. Leading asset owners, asset managers, ETF providers and investment banks choose FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit FTSE Russell.

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Media Contacts:
Cassie France-Kelly
Vice President, Communications
Indivior PLC
Cassie.france-kelly@indivior.com

Investor Contacts:
Jason Thompson
Vice President, Investor Relations
Tel: 804-402-7123
jason.thompson@indivior.com

Tim Owens
Director, Investor Relations
Tel: 804-263-3978
timothy.owens@indivior.com